SCHEDULE 14A (Rule 14a-101)

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    ADAPTEC, INC.

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Adaptec Urges Stockholders to Reject Minority Stockholder’s Proposals by Signing the GOLD Consent Revocation Card

Company Comments on Reports by Proxy Advisory Firms

MILPITAS, Calif. – (BUSINESS WIRE) – Oct. 22, 2009 – Adaptec, Inc. (Nasdaq: ADPT), the global leader in I/O innovation, today commented on new reports by RiskMetrics Group and Proxy Governance, Inc., as well as an earlier report by Glass, Lewis & Co.

“We are puzzled at recommendations that stockholders consent to proposals that would give a hedge fund, Steel Partners II L.P., highly disproportionate control of the Adaptec Board,” said Douglas E. Van Houweling, Chairman of Adaptec’s Governance and Nominating Committee.

“The bottom line for stockholders concerned about the value of their investment should be this: they can choose between a Board majority and a CEO who have track records of exploring all options objectively – and of preserving capital and developing a strategic path toward significant value creation – or they can choose a desperate hedge fund with a dismal recent investment track record that offers no path toward value creation but proposes only steps that could leave Adaptec without competent technology management and subject to disposition at fire-sale prices,” he added.

Another report by Glass, Lewis & Co. said Steel has “[no] substantive plan for improvement other than a sale of the Company’s operating business.” Glass, Lewis & Co. said that, in its view, now is not the right time to sell the company – and it recommended that stockholders reject all of the proposals solicited by Steel.

The Board majority’s record is clear: the Board majority and management have long been – and continue to be – open to all value-creating options, including an acquisition or sale at the right price, or a return of cash to stockholders. The Board majority recognizes, however, a sale in today’s weak market, which Steel suggests, is likely to result in a fire-sale price just as Adaptec’s new products are attracting market acceptance.

In particular, the Board majority believes that RiskMetrics and Proxy Governance – while recognizing Adaptec’s positive steps to reduce its debt, improve its cash flow and invest in new products – missed the mark when judging the value that can be realized from management’s plan to turn the Company around, compared with Steel Partner’s plan to sell the assets in the near term.

Contrary to Steel’s insinuations, Adaptec CEO S. “Sundi” Sundaresh has a track record in prior roles of advising boards to sell or dispose of assets when it is the best alternative. In addition, the Board has retained financial advisors multiple times since Mr. Sundaresh became CEO and has on several occasions explored strategic alternatives, including a sale – just not a fire sale. Finally, Adaptec has clearly stated that it is not in negotiations for any large acquisitions at this time.

The proxy advisory reports ignore the fact that the four Steel representatives on Adaptec’s Board have polarized discussions in the boardroom. For example, rather than engage in reasoned debate, Steel representatives repeatedly made threats that interfered with open discussions at Board meetings. This behavior, and their lack of engagement in the business, contributed to the Board majority’s decision to review the Board chairmanship – a position that had been filled by a Steel principal after Steel had threatened a proxy contest if it did not control the chairmanship. In fact, Proxy Governance attributed difficulties at the Board level in developing a unified strategic vision for the Company, although shared among the directors, as particularly the responsibility of the former Chairman, Jack Howard, a Steel designee. The Board this year concluded, during a regular meeting attended by all of the Steel representatives, to appoint a highly qualified and professional director to the position of Chairman. The Board majority has consistently been willing to give Steel representation and a voice on the Board and takes seriously its obligations to give a voice to stockholders. Proxy Governance states that there is a “need for significant change in the composition of this board” – and the Company believes that the proposed slate for its annual meeting of stockholders presents that change with the addition of three new independent nominees.

RiskMetrics’ report does acknowledge that Steel’s Board representatives share in the responsibility for Adaptec’s performance in the last two years. Oddly, RiskMetrics decides not to hold them accountable, instead singling out two non-Steel directors and recommending a move that would reward Steel with greater Board representation.

The Proxy Governance report recognizes that Adaptec would likely be in much worse shape if it had not divested four of the five operating divisions Adaptec’s management team inherited when it began its turnaround process in 2005, or not aggressively addressed the weak margins in Adaptec’s remaining legacy products. RiskMetrics also noted improvements in Adaptec’s gross margins and cash position in recent years.

Adaptec urges stockholders NOT to give consent or sign a white consent card. Instead, mark the “Yes, Revoke My Consent” boxes on the GOLD Consent Revocation card and mail it immediately. If you already have given your consent on a white card, you may revoke it by signing, dating and mailing the GOLD Consent Revocation card immediately.

Stockholders have a voice and will be heard in the election of Directors at the Company’s Annual Meeting of Stockholders. Adaptec’s stockholder-friendly Bylaws allow for majority voting. Steel’s consent solicitation concerns the removal of Directors and Bylaw amendments that would give Steel Partners effective control of the Board and would eliminate the opportunity for stockholders to voice their opinions on the Board’s nominees through voting at the Annual Meeting.

If stockholders have any questions, or need assistance in revoking their consent, they may contact Georgeson at 1- 800-223-2064 or at adaptecinfo@georgeson.com – or by facsimile at (212) 440-9009.

About Adaptec

Adaptec provides innovative data center I/O solutions that protect, accelerate, optimize, and condition data in today’s most demanding data center environments. Adaptec products are used in IT environments ranging from traditional enterprise environments to fast-growing, on-demand cloud computing data centers. The company’s products enable data center managers, channel partners and OEMs to deploy best-in-class storage solutions to meet their customers’ evolving IT and business requirements. Around the world, leading corporations, government organizations, and medium and small businesses trust Adaptec technology. More information is available at www.adaptec.com, on its blog, storageadvisors.adaptec.com, and at adaptec.com/facebook and twitter.com/Adaptec_Inc.

Cautionary Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, are statements that could be deemed to be forward-looking statements, including but not limited to statements related to Adaptec’s ability to grow its business; to realize its potential; to build upside, wealth or value for stockholders; and to strengthen or turn around the business; and any statements relating to its business and growth prospects; plans, strategies and objectives of management; and its future financial results. Forward-looking statements may also be identified by their use of such words as “believes,” “could,” “may,” and “will,” and other similar expressions, but these words are not the exclusive means of identifying such statements. We caution that a variety of factors, including but not limited to the following, could cause our results to differ materially from those expressed or implied in our forward-looking statements: continued or increased economic weakness and declines in customer spending; the potential failure of anticipated long-term benefits to materialize; the potential impact of adverse changes in the global credit markets; the expected impact on our future revenues in the event of Adaptec’s failure to receive design wins for the new generation products; Adaptec’s dependence upon contract manufacturers and subcontractors; Adaptec’s dependence upon key customers; the impact of industry technology transitions; fluctuating operating results; and other risks detailed from time to time in filings Adaptec makes with the SEC, including its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

Source: Adaptec, Inc.

Media:

The Abernathy MacGregor Group

Tom Johnson, 212-371-5999

Ian Campbell or Jim Lucas, 213-630-6550

or

Investors:

Georgeson, 800-223-2064

adaptecinfo@georgeson.com